UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2015, Unilife Corporation (the “Company” or “we”) entered into an exclusivity agreement (the “Agreement”) with Amgen Inc. (the “Counterparty”). The Agreement was entered into in connection with the previously announced review by the Company of potential strategic alternatives, including a strategic partnership with one or more parties or the licensing of some of the Company’s proprietary technologies (a “Potential Transaction”). Pursuant to the Agreement, we agreed to negotiate a Potential Transaction exclusively with the Counterparty until the earlier of January 31, 2016 or the Counterparty notifies us in writing that it has ceased to consider a Potential Transaction (the “Exclusivity Period”). Accordingly, the Company has ceased negotiations with all other parties that had expressed an interest in a Potential Transaction with the Company.

Pursuant to the Agreement, the Counterparty paid to the Company a non-refundable $15 million deposit (the “Deposit”) as consideration for the following non-exclusive and exclusive rights and licenses provided for in the Agreement:

•	The Company granted to the Counterparty a perpetual, worldwide non-exclusive license under the patents, know-how and technology of the Company for the Company to develop, manufacture and supply wearable injector devices existing as of the closing (including any improvements or modified versions) for use with certain large volume drug products of the Counterparty. In addition, the Company granted to the Counterparty a perpetual, worldwide exclusive license under the patents, know-how and technology of the Company for the Company to develop, manufacture and supply the Company’s 1mL wearable injector existing as of the closing (including any improvements or modified version to the same) for use with certain small volume drug products. Except as discussed below, the wearable injector devices will be developed and manufactured by the Company. The Counterparty will be required to pay the Company an amount for each device manufactured by the Company, based on annual volumes and device features.

•	The Counterparty’s license also includes a right for the Counterparty to source and/or sublicense the manufacture of up to 20% of the Counterparty’s total annual volume needs for such devices. In such event, the Company will receive the difference between the per unit price of such device as if sold by Company and the Counterparty’s manufacturing and procurement costs for the device.

•	In addition, solely in the event that the Company: (a) is unable or unwilling to manufacture the devices, or (b) fails to materially meet to be agreed-upon quality and/or supply obligations, the Counterparty may source and/or sublicense the manufacture of all of the Counterparty’s total annual volume needs for such devices in exchange for a nominal royalty fee per unit to the Company (not to exceed 10% of the cost of goods sold).

The Company and the Counterparty have agreed to negotiate in good faith during the Exclusivity Period the terms and conditions of a Potential Transaction that currently contemplate a cash payment by the Counterparty, including for (i) non-exclusive license rights to the Company’s existing proprietary devices, subject to the rights of existing customers; (ii) an interest bearing note to be satisfied through discounted pricing and/or credits against future amounts owed; (iii)

the purchase by the Counterparty from the Company of up to 19.9% of the Company’s common stock; (iv) a preferred right of access to certain new delivery device platforms; and (v) manufacturing arrangements and rights between the parties. These terms and conditions are non-binding and, accordingly, the closing of a Potential Transaction with the Counterparty is subject to, among other things, satisfactory completion of diligence by and negotiations with the Counterparty, the execution of definitive documents, and other conditions necessary to complete the transaction, including any required regulatory approvals. There can be no assurance that definitive documentation for the Potential Transaction will be executed on terms acceptable to us, on terms substantially consistent with those contemplated herein, or at all. In addition, if a Potential Transaction with the Counterparty is not consummated, no assurance can be given that the Company will be able to pursue a potential sale, strategic partnership or licensing arrangement with another party, including those parties that had previously expressed interest in the Company, or any other alternative.

In addition to the Agreement, we have a pre-existing Master Feasibility and Customization Agreement with the Counterparty entered into in the ordinary course of our business on December 2, 2015.

Forward-Looking Statements

This report contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K, those described from time to time in other reports which we file with the Securities and Exchange Commission, and the following additional risks: that we may not be able to finalize terms, or ultimately enter into definitive agreements, with respect to a Potential Transaction with the Counterparty or any other party, or pursue any other alternative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: January 4, 2016	By:	/s/ Alan Shortall
	Name:	Alan Shortall
	Title:	Chairman and Chief Executive Officer

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